UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ares Real Estate Income Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Shareholder, With the Ares Real Estate Income Trust (AREIT) annual meeting approaching on June 24, 2026. I want to express our appreciation for your continued investment and take a moment to encourage your participation in the upcoming proxy vote. Your vote plays a meaningful role in the governance of AREIT and helps ensure that we have enough participation to formally hold the meeting. Submitting your proxy ahead of time allows the meeting to proceed as scheduled and helps us avoid additional follow- up outreach. If we don’t receive the required number of votes beforehand, we may need to delay the meeting and reconvene at a later date, which can increase both timing and administrative costs. You can submit your vote three ways, as outlined in this letter. If you have questions about the process please contact your fi nancial advisor or call 720-310-3705. Thank you for your ongoing support as an AREIT shareholder. Sincerely, Vote Three Ways Mail Vote processing Mark, sign and date your ballot and return it in the postage-paid envelope provided. Phone With a proxy card Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Online www.proxyvote.com Please have your proxy card in hand when accessing the website. There are easy- to-follow directions to help you complete the electronic voting instruction form. David A. Roth Chairman of the Board of Directors Ares Real Estate Income Trust Your Participation Matt ers – Cast Your Vote Now

Ares Real Estate Income Trust Reminder: Your Vote is Missing! The Annual Shareholder Meeting will be held on June 24, 2026. Whether or not you plan to attend, your vote is very important. Ares Real Estate Income Trust Your Participation Matters – Cast Your Vote Now Vote Three Ways Mail Vote processing Mark, sign and date your ballot and return it in the postage-paid envelope provided. Phone With a proxy card Call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Online www.proxyvote.com Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.

Where can I find my unique control number? If you have questions about the process, please contact your financial advisor or call 720-310-3705. Note: This is not an actual Control Number. Please refer to the proxy card for your unique Control Number.